Exhibit 99.1

June 23, 2008	Company Press Release	Flowers Foods (NYSE: FLO)
Flowers Foods Announces Merger With Holsum Bakery of Phoenix
THOMASVILLE, GA—Flowers Foods, Inc. (NYSE: FLO) today announced it has entered into a definitive merger agreement with Holsum Bakery, Inc. The agreement is subject to regulatory approval under the Hart-Scott-Rodino Act and other conditions. The merger will be structured as a merger of a wholly-owed subsidiary of Flowers in exchange for cash and Flowers stock. The announcement was made today by officials of both companies.
Holsum Bakery, which operates profitably on annualized sales of approximately $146 million, is a family-owned business with two bakeries in the Phoenix area. The company employs 580 people and sells its products through independent distributors that serve retail and foodservice customers in Arizona, New Mexico, southern Nevada and Southern California with fresh breads and rolls under the Holsum, Aunt Hattie’s, and Roman Meal brands.
George E. Deese, Flowers Foods’ chairman of the board, chief executive officer and president said, “We are fortunate to have this fine organization merge with Flowers Foods. The Eisele family name is one of the oldest and most respected in the baking industry. Holsum and Flowers have similar operating strategies and business ethics. This merger of Holsum and Flowers further strengthens our operations and brings new talent to our company. We look forward to the growth opportunities the merger will provide as we strategically expand our geographic footprint and continue to build value for our shareholders.”
Commenting on the merger, Ed Eisele, president and majority owner of Holsum, said, “Our team is pleased to become part of Flowers Foods. Our companies have a shared commitment to the highest quality products, excellent customer service, and constant innovation and investments to keep our bakeries the best in our industry. It also is important to note that the culture within Flowers and Holsum is nearly identical and this will be a great fit for both organizations. We truly look forward to expanding into new geographies with an even broader product line than we have today.”
Deese noted that Eisele will continue to lead the business when the merger is completed. Holsum Bakery, Inc. will operate under its current name as a part of Flowers Foods. “Under Ed’s leadership, Holsum Bakery has achieved strong sales and earnings growth and we expect that growth trend to continue once the merger is accomplished,” Deese said.
Holsum Bakery, Inc., established in 1881, is Arizona’s oldest family-owned business. Holsum provides fresh bakery products to retail and foodservice customers in Arizona, New Mexico, Southern California, and southern Nevada. Holsum is the market-share leader in the region with its Holsum, Aunt Hattie’s, and Roman Meal breads and rolls. Operating two bakeries in Arizona, Holsum has a reputation for quality, freshness, and nutrition.
Headquartered in Thomasville, Ga., Flowers Foods, with annual sales of over $2.02 billion, is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 36 bakeries that produce a wide range of bakery products marketed throughout the Southeastern, Southwestern, and mid-Atlantic states via an extensive direct-store-delivery network and nationwide through other delivery systems. Among the company’s top brands are Nature’s Own, Nature’s Own Whitewheat, Cobblestone Mill, Sunbeam, Blue Bird, and Mrs. Freshley’s. For more information, visit www.flowersfoods.com.
Analysts Contact:
Marta J. Turner, Executive VP/Corporate Relations, (229) 227-2348
Media Contacts:
Mary A. Krier, VP/Communications, Flowers Foods (229) 227-2333
Donna Klein, Executive Assistant, Holsum Bakeries (602) 229-8108
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